Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-130175 and 333-145969 on Form S-8 of our report dated June 28, 2017, relating to the financial statements and financial statement schedule of Viad Corp appearing in this Annual Report on Form 11-K of the Viad Corp Capital Accumulation Plan for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

June 28, 2017